Exhibit 3.37

CERTIFICATE OF MERGER
OF
AVIONIC INSTRUMENTS INC.
AND
REA INTERNATIONAL CORP.

It is hereby certified that:

1.                                       The constituent business corporations participating in the merger herein certified are:

(i)                                     Avionic Instruments, which is incorporated under the laws of the State of Delaware; and

(ii)                                  REA International Corp., which is incorporated under the laws of the State of Delaware.

2.                                       An Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the Delaware General Corporation Law.

3.                                       The name of the surviving corporation in the merger herein certified is Avionics Instruments, Inc. which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the Delaware General Corporation Law.

4.                                       The Certificate of Incorporation of Avionic Instruments Inc., as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the Delaware General Corporation Law.

5.                                       An executed copy of the Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

1414 Randolph Avenue
P.O. Box 498
Avenel, New Jersey  07001

6.                                       A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request and without cost, to any stockholder of each of the aforesaid constituent corporations.

Executed on this 26 day of December, 1996.

AVIONICS INSTRUMENTS, INC.

		By:	/s/ David Reinfeld
DAVID REINFELD, President

Attest:	/s/ Carol Soltz
CAROL SOLTZ, Secretary